EXHIBIT 99.1

KLX Energy Services Holdings, Inc. Reports Fiscal Third Quarter 2020 Results

HOUSTON, Dec. 07, 2020 (GLOBE NEWSWIRE) -- KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLXE” or the “Company”) today reported financial results for its fiscal third quarter ended October 31, 2020. On July 28, 2020, KLXE completed its previously announced merger with Quintana Energy Services, Inc. (“QES”) (the “Merger”) and the results for the three months ended October 31, 2020 include an entire quarter of combined results for both legacy KLXE and legacy QES.

Fiscal Third Quarter 2020 Highlights

  Revenue increased 30.1% sequentially from the fiscal second quarter 2020 on a pro forma basis
  Net loss and Adjusted EBITDA (a non-GAAP measure) loss reduced 30.1% and 72.0%, respectively, relative to pro forma fiscal second quarter results
  Ended the fiscal third quarter with $79.8 million in cash and $106.2 million in total liquidity

Merger Integration Highlights

  Fully implemented actions to achieve previously announced annualized run-rate cost synergies of $40.0 million
  Successfully relocated KLXE’s corporate headquarters to Houston, Texas, and closed the legacy Wellington, Florida headquarters during the fiscal third quarter ended October 31, 2020
  Consolidated 13 facilities across our operational platform to further optimize and rationalize our cost structure
  Identified approximately $6.0 million of incremental synergies with estimated capture by the fiscal second quarter 2021

*See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, for comparative purposes, we have also presented supplemental pro forma combined financial information for the three months ended October 31, 2020 and July 31, 2020, giving effect to the Merger as if it had occurred on April 30, 2020.

Chris Baker, President and Chief Executive Officer of KLXE, stated, “Despite the well-documented challenges in the North American market, fiscal third quarter activity picked up considerably from the second quarter. Since our low point in June, revenue has increased every month, with third quarter revenue being up 30.1% compared to pro forma second quarter results. The Q3 revenue gains coupled with the cost reduction and synergy realization efforts drove a meaningful reduction in our Adjusted EBITDA loss, and we exited the quarter approaching breakeven Adjusted EBITDA.

“Highlights of the third quarter included cost synergy realization and efficiency gains resulting from our integration efforts that continue to exceed initial expectations,” added Baker. “As we forecasted during the Merger announcement, we expected to capture annualized run-rate cost synergies of at least $40.0 million by the end of the fiscal first quarter of 2021. I am pleased to report that we are several months ahead of that completion date and now believe that there are at least $6.0 million of incremental cost savings that we expect to achieve over and above our initial projection.

“The Merger with QES and the accompanying cost synergies and efficiencies have afforded KLXE more levers to manage our cost structure and profitability than others in our industry who have not participated in consolidation, providing us a substantial competitive edge as we navigate the challenging market. Ultimately, we believe our new streamlined organization will allow us to return to profitability faster than either legacy business would have been able to achieve on a standalone basis and positions us to provide an enhanced suite of products and services to our customers. Additionally, we believe we have evolved to create one of the strongest brands and teams in the market today and are eager to build on this momentum as market fundamentals continue to improve as we enter 2021,” concluded Baker.

Fiscal Third Quarter 2020 Financial Results

Revenue for the fiscal third quarter of 2020 totaled $70.9 million, an increase of 30.1%, compared to pro forma fiscal second quarter revenue of $54.5 million ($36.2 million actual). The increase in revenue reflects the impact of the sequential monthly activity increases experienced during the fiscal third quarter compared to the pro forma fiscal second quarter, driven primarily by a rebound in completions and to a lesser extent, drilling, production and intervention activity. On a product line basis, drilling, completion, production and intervention services contributed approximately 21.6%, 43.8%, 10.6% and 24.0%, respectively, to fiscal third quarter revenues.

Net loss for the fiscal third quarter of 2020 was $38.3 million, compared to pro forma fiscal second quarter net loss of $54.8 million ($20.4 million actual). Adjusted EBITDA loss for the fiscal third quarter of 2020 was $5.4 million, a decrease of $13.9 million compared to pro forma fiscal second quarter Adjusted EBITDA loss of $19.3 million ($10.6 million actual).

Fiscal Third Quarter 2020 Segment Results

The Company reports revenue and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con. Revenue increased across all three segments driven by the rebound in completions and, to a lesser extent, drilling, production and intervention activity, as rig count grew approximately 18.6% during the fiscal third quarter. Fiscal third quarter 2020 segment results are compared to KLXE's actual results for the fiscal second quarter of 2020, which only include three days of results from legacy QES.

Historically, and through July 31, 2020, the Company’s total corporate overhead costs were allocated and reported within each reportable segment. During the fiscal third quarter of 2020, the Company changed the corporate overhead allocation methodology to include corporate costs incurred on behalf of its operating segments. The remaining unallocated corporate costs are reported as a reconciling item in the Company’s segment reporting disclosures (see “Segment Reporting Presentation”).

  Rocky Mountains: Revenue and Adjusted EBITDA for the Rocky Mountains segment was $18.2 million and $0.5 million, respectively, for the fiscal third quarter of 2020. Revenue represents a 1.1% increase over fiscal second quarter of 2020.

  Southwest: Revenue and Adjusted EBITDA loss for the Southwest segment, which includes the Permian and South Texas, was $24.8 million and $2.2 million, respectively, for the fiscal third quarter of 2020. Revenue represents a 490.5% increase over the fiscal second quarter of 2020 driven by a full quarter impact of the legacy QES business.

  Northeast/Mid-Con: Revenue and Adjusted EBITDA for the Northeast/Mid-Con segment was $27.9 million and $1.5 million, respectively, for the fiscal third quarter of 2020. Revenues increased 99.3% over the fiscal second quarter of 2020 driven by a full quarter impact of the legacy QES business.

For the fiscal third quarter ended October 31, 2020, the Rocky Mountains segment operating loss was $4.6 million, Northeast/Mid-Con segment operating loss was $5.1 million and Southwest segment operating loss was $9.3 million.

The following is a tabular summary of revenue and Adjusted EBITDA for the three-month periods ended October 31, 2020 and July 31, 2020 (in millions of U.S. dollars):

	Three Months Ended
	October 31, 2020	July 31, 2020
Revenue:
Southwest	$24.8	$4.2
Rocky Mountains	18.2	18.0
Northeast/Mid-Con	27.9	14.0
Total Revenue	$70.9	$36.2

	Three Months Ended
	October 31, 2020	July 31, 2020
Adjusted EBITDA
Southwest	$(2.2)	$(4.6)
Rocky Mountains	0.5	1.5
Northeast/Mid-Con	1.5	(2.5)
Segment Total	(0.2)	(5.6)
Corporate and other	(5.2)	(5.0)
Total Adjusted EBITDA (loss)[1]	$(5.4)	$(10.6)

1 Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table below, non-cash compensation expense and non-cash asset impairment expense.

Merger and Integration Costs

Merger and integration costs were recorded separately from the acquisition of assets and assumptions of liabilities in the Merger. Merger costs consist of legal and professional fees and accelerated stock compensation expense (“Merger costs”). Integration costs consist of expenses to relocate corporate headquarters, integrate the QES business, reduce headcount, and consolidate service and support facilities (“Integration costs”).

The following table presents Merger and Integration costs that were recorded for the three months ended October 31, 2020 and July 31, 2020 in the interim condensed consolidated statements of operations (in millions of U.S. dollars):

	Three Months Ended
	October 31, 2020	July 31, 2020
Merger costs	$1.3	$26.5
Integration costs	8.5	—
Total Merger and Integration Costs	$9.8	$26.5

As the Company continues its integration of the QES business, there will be further charges in future periods relating to, among other things, fixed assets, facilities, workforce reductions and other assets.

Segment Reporting Presentation

Certain presentation changes have been made to the prior year segment reporting disclosures to conform to the current period presentation.

The Company changed its presentation of reportable segments related to the allocation of corporate overhead costs to reflect the presentation used by the chief operational decision-making group (“CODM”) to make decisions about resources to be allocated to the Company’s reportable segments and to assess segment performance. Historically, and through July 31, 2020, the Company’s total corporate overhead costs were allocated and reported within each reportable segment. During the third quarter of 2020, the Company changed the corporate overhead allocation methodology to include corporate costs incurred on behalf of its operating segments, which includes accounts payable, accounts receivable, payroll, procurement, audit fees and insurance costs. The remaining unallocated corporate costs are reported as a reconciling item in the Company’s segment reporting disclosures.

The Company also changed its presentation of service offering revenues. Historically, and through July 31, 2020, the Company’s service offering revenues included revenues from the completion, production and intervention market types within segment reporting. During the third quarter of 2020, the Company changed the presentation of its service offering revenues by separately reporting a drilling market type revenue, which includes directional drilling, drilling accommodation units and other drilling related support services.

These current period changes to the Company’s corporate allocation method and service offering revenue disclosures have no net impact to the condensed consolidated financial statements. The change better reflects the CODM’s philosophy on assessing performance and allocating resources, and improves our comparability to our peer group.

Balance Sheet and Liquidity

Total debt outstanding as of October 31, 2020 was $243.6 million, compared to $243.0 million as of January 31, 2020. As of October 31, 2020, cash and equivalents totaled $79.8 million. Total available liquidity as of October 31, 2020 was approximately $106.2 million, including availability under our undrawn ABL Facility. During the fiscal fourth quarter of 2020, $2.8 million of the outstanding letters of credit have been extinguished, further increasing the Company’s liquidity position.

Other Financial Information

Capital expenditures were $2.6 million during the fiscal third quarter of 2020, a decrease of $1.1 million, or 29.7%, compared to capital expenditures of $3.7 million in the fiscal second quarter of 2020. Capital spending during the fiscal second and third quarters of 2020 was driven primarily by maintenance capital expenditures across our segments.

Conference Call Information

KLXE has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Tuesday, December 8, 2020, to review reported results. You may access the call by telephone at 1-201-389-0867 and ask for the KLXE 2020 Fiscal Third Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://investor.klxenergy.com/events-and-presentations/events. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through December 15, 2020, at 1-201-612-7415, access code 13713295#.

About KLX Energy Services

KLXE is a provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, intervention and production activities for the most technically demanding wells from over 50 service facilities located in the United States. KLXE’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house research and development, manufacturing, repair and maintenance capabilities. More information is available at www.klxenergy.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our expected cost synergies related to the Merger; our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions, including QES; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to the ongoing COVID-19 pandemic, declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited - In Millions of U.S. dollars and shares, except per share amounts)

	Three Months Ended
	October 31, 2020	July 31, 2020
Revenues	$70.9	$36.2
Costs and expenses:
Cost of sales	80.1	48.1
Selling, general and administrative	14.3	41.8
Research and development costs	0.1	0.2
Impairment and other charges	4.4	—
Bargain purchase gain	2.4	(41.1)
Operating loss	(30.4)	(12.8)
Non-operating expense:
Interest expense, net	7.7	7.6
Loss before income tax	(38.1)	(20.4)
Income tax expense	0.2	—
Net loss	$(38.3)	$(20.4)

Net loss per common share(1):
Basic	$(4.56)	$(4.12)
Diluted	$(4.56)	$(4.12)

Weighted average common shares:
Basic	8.4	5.0
Diluted	8.4	5.0

(1) Basic and diluted net loss per common share were retroactively adjusted for the Company’s 1-for-5 reverse stock split effective July 28, 2020.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited – In millions of U.S. dollars and shares)

	October 31, 2020	January 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$79.8	$123.5
Accounts receivable–trade, net of allowance of $3.8 and $12.9	49.4	79.2
Inventories, net	23.1	12.0
Other current assets	16.2	13.8
Total current assets	168.5	228.5
Property and equipment, net	220.5	306.8
Goodwill	—	28.3
Intangible assets, net	2.6	45.8
Other assets	6.0	14.0
Total assets	$397.6	$623.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34.4	$31.4
Accrued interest	14.4	7.2
Accrued liabilities	33.8	26.2
Total current liabilities	82.6	64.8
Long-term debt	243.6	243.0
Deferred income taxes	0.1	—
Other non-current liabilities	9.4	3.4
Commitments, contingencies and off-balance sheet arrangements (Note 11)
Stockholders’ equity:
Common stock, $0.01 par value; 110.0 authorized; 8.5 and 5.0 issued (1)	0.1	0.1
Additional paid-in capital	468.5	416.6
Treasury stock, at cost, 0.1 shares and 0.1 shares (1)	(4.0)	(3.6)
Accumulated deficit	(402.7)	(100.9)
Total stockholders’ equity	61.9	312.2
Total liabilities and stockholders' equity	$397.6	$623.4

(1) Common stock and treasury stock were retroactively adjusted for the Company’s 1-for-5 reverse stock split effective July 28, 2020.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited – In millions of U.S. dollars)

	Nine Months Ended
	October 31, 2020	October 31, 2019
Cash flows from operating activities:
Net loss	$(301.8)	$(71.3)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities
Depreciation and amortization	43.8	48.0
Impairment and other charges	213.1	45.8
Non-cash compensation	17.2	13.8
Amortization of deferred financing fees	1.0	0.8
Provision for inventory reserve	2.8	2.0
Change in allowance for doubtful accounts	(9.4)	10.7
(Gain) loss on disposal of property, equipment and other	(0.2)	2.1
Bargain purchase gain	(38.7)	—
Changes in operating assets and liabilities:
Accounts receivable	51.5	14.8
Inventories	(2.2)	3.4
Other current and non-current assets	7.0	(5.5)
Accounts payable	(20.2)	(9.3)
Other current and non-current liabilities	0.3	(2.1)
Net cash flows (used in) provided by operating activities	(35.8)	53.2
Cash flows from investing activities:
Purchases of property and equipment	(11.1)	(67.4)
Proceeds from sale of property and equipment	1.8	0.5
Acquisitions, net of cash acquired	(1.0)	(27.6)
Net cash flows used in investing activities	(10.3)	(94.5)
Cash flows from financing activities:
Purchase of treasury stock	(0.4)	(1.2)
Shares cancelled by employees for taxes	—	(1.0)
Cash proceeds from stock issuance	—	0.8
Change to financed payables	2.8	—
Net cash flows provided by (used in) financing activities	2.4	(1.4)
Net decrease in cash and cash equivalents	(43.7)	(42.7)
Cash and cash equivalents, beginning of period	123.5	163.8
Cash and cash equivalents, end of period	$79.8	$121.1

Supplemental disclosures of cash flow information:
Cash paid during period for:
Income taxes paid, net of refunds	$(0.3)	$1.0
Interest	14.8	14.8
Supplemental schedule of non-cash activities:
Issuance of common stock and stock based payments for QES acquisition	$34.7	$—
Change in deposits on capital expenditures	(5.6)	(5.8)
Accrued capital expenditures	0.5	5.0

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA and free cash flow measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We define free cash flow as net cash provided by operating activities less capital expenditures. Our management uses free cash flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that free cash flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA Loss
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	October 31, 2020	July 31, 2020
Consolidated net loss (1)	$(38.3)	$(20.4)
Income tax expense (benefit)	0.2	—
Interest expense, net	7.7	7.6
Operating loss	(30.4)	(12.8)
Bargain purchase gain	2.4	(41.1)
One-time costs (2)	7.4	30.8
Adjusted operating loss	(20.6)	(23.1)
Depreciation and amortization	14.7	12.9
Non-cash compensation	0.5	17.4
Less: one-time costs - restricted stock acceleration	—	(15.1)
Less: one-time costs — amortization	—	(2.7)
Adjusted EBITDA loss	$(5.4)	$(10.6)

(1) Consolidated net loss for the fiscal third quarter includes a $2.0 million gain on termination of leased vehicles which related to the fiscal second quarter but was recorded in the fiscal third quarter.
(2) The one-time costs in the fiscal third quarter relate to business rationalization and other costs related to the Merger and Integration costs of $1.3 and $8.5 million, respectively, and other additional adjustments offset by an insurance reimbursement related to 2019 credit card theft of $2.5 million. One-time costs in the fiscal second quarter relate to Merger costs, non-Merger severance costs, and customer relationship intangible amortization costs of $26.5 million, $1.6 million, and $2.7 million, respectively.

Reconciliation of Rocky Mountains Operating Loss to Adjusted EBITDA
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	October 31, 2020	July 31, 2020
Rocky Mountains operating loss	$(4.6)	$(6.7)
One-time costs (1)	0.8	3.4
Adjusted Rocky Mountains operating loss	(3.8)	(3.3)
Depreciation and amortization expense	4.1	7.5
Non-cash compensation	0.2	(0.1)
Less: one-time costs — amortization	—	(2.6)
Rocky Mountains Adjusted EBITDA	$0.5	$1.5

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above.

Reconciliation of Northeast/Mid-Con Operating Loss to Adjusted EBITDA
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	October 31, 2020	July 31, 2020
Northeast/Mid-Con operating loss	$(5.1)	$(5.4)
One-time costs (1)	2.7	0.3
Adjusted Northeast/Mid-Con operating loss	(2.4)	(5.1)
Depreciation and amortization expense	3.8	2.5
Non-cash compensation	0.1	0.1
Northeast/Mid-Con Adjusted EBITDA (loss)	$1.5	$(2.5)

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above.

Reconciliation of Southwest Operating Loss Income to Adjusted EBITDA
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	October 31, 2020	July 31, 2020
Southwest operating loss	$(9.3)	$(7.3)
One-time costs (1)	0.8	0.3
Adjusted Southwest operating loss	(8.5)	(7.0)
Depreciation and amortization expense	6.3	2.4
Southwest Adjusted EBITDA (loss)	$(2.2)	$(4.6)

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin (1)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	October 31, 2020	July 31, 2020
Southwest
Adjusted EBITDA (loss)	$(2.2)	$(4.6)
Revenue	24.8	4.2
Adjusted EBITDA Margin Percentage	(8.9)%	(109.5)%
Rocky Mountains
Adjusted EBITDA	$0.5	$1.5
Revenue	18.2	18.0
Adjusted EBITDA Margin Percentage	2.7%	8.3%
Northeast/Mid-Con
Adjusted EBITDA (loss)	$1.5	$(2.5)
Revenue	27.9	14.0
Adjusted EBITDA Margin Percentage	5.4%	(17.9)%

(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA (loss) income and total segment revenue. Segment Adjusted EBITDA is segment operating income (loss) excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

The following table presents a reconciliation of the non-GAAP financial measure of free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by Operating Activities to Free Cash Flow
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	October 31, 2020	July 31, 2020
Net cash flow (used in) provided by operating activities	$(20.3)	$(22.5)
Capital expenditures	(2.6)	(3.7)
Free cash flow	$(22.9)	$(26.2)

Unaudited Supplemental Pro Forma Information

The unaudited supplemental pro forma financial information for the three months ended October 31, 2020 and July 31, 2020 reflect the results of legacy KLXE for the periods presented and the results of legacy QES assuming the Merger had occurred on April 30, 2020. The unaudited supplemental pro forma financial information has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by combining the companies for the periods presented, or of the results that may be achieved by the combined companies in the future. Further, results may vary significantly from the results reflected in the following unaudited supplemental pro forma financial information because of future events and transactions, as well as other factors. The unaudited supplemental pro forma financial information does not include adjustments to reflect the impact of other cost savings or synergies that may result from the Merger.

KLX Energy Services Holdings, Inc.
Pro Forma Condensed Consolidated Statement of Operations for the
Three Months Ended October 31, 2020 and July 31, 2020
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	October 31, 2020	July 31, 2020
Revenues	$70.9	$54.5
Costs and expenses:
Cost of sales	80.1	76.7
Selling, general and administrative	14.3	24.8
Research and development costs	0.1	0.2
Impairment and other charges	4.4	—
Bargain purchase gain	—	—
Operating loss	(28.0)	(47.2)
Non-operating expense:
Interest expense, net	7.7	7.6
Loss before income tax	(35.7)	(54.8)
Income tax expense	0.2	—
Net loss (1)	$(35.9)	$(54.8)

(1) The pro forma condensed consolidated statement of operations for the three months ended October 31, 2020 and July 31, 2020 reflect the results of legacy KLXE for the periods presented and the results of legacy QES assuming the Merger had occurred on April 30, 2020.

KLX Energy Services Holdings, Inc.
Reconciliation of Pro Forma Operating Loss to Pro Forma Adjusted EBITDA for the
Three Months Ended October 31, 2020 and July 31, 2020
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	October 31, 2020	July 31, 2020
Pro forma Operating Loss	$(28.0)	$(47.2)
Depreciation and amortization	14.7	21.5
Non cash compensation	0.5	4.8
Other one-time costs	7.4	1.6
Pro forma Adjusted EBITDA (loss) (1)	$(5.4)	$(19.3)

(1) The pro forma Adjusted EBITDA (loss) for the three months ended July 31, 2020, reflects the results of legacy KLXE for the period presented and the results of legacy QES assuming the Merger had occurred on April 30, 2020.

Contacts:	KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klxenergy.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com